Exhibit 99

Virginia Commerce Bancorp, Inc. Reports First Quarter 2012 Financial Results

ARLINGTON, Va.--(BUSINESS WIRE)--April 18, 2012--Virginia Commerce Bancorp, Inc. (the “Company”), (Nasdaq: VCBI), parent company of Virginia Commerce Bank (the “Bank”), today reported its financial results for the first quarter of 2012.

First Quarter 2012 Highlights

  Net Income Available to Common Stockholders and Diluted Earnings per Common Share Growth: Net income available to common stockholders increased to $4.8 million, or $0.14 per diluted common share, for the first quarter of 2012. This represented a 16.7% increase in diluted earnings per common share compared to $0.12 for the first quarter of 2011. Sequentially, net income available to common stockholders decreased $655 thousand or 12.1%, from $5.4 million for the fourth quarter of 2011.
  Asset Quality: Non-performing assets decreased 19.1%, from $73.5 million as of March 31, 2011, to $59.5 million at March 31, 2012, while sequentially increasing $11.7 million, or 24.6%. Total troubled debt restructurings (“TDRs”) declined $49.5 million, a reduction of 53.8% to $42.4 million at March 31, 2012, with a sequential decrease of $9.8 million, or 18.8%.
  Significant Improvement in the Average Interest Bearing Liabilities: The average cost of interest bearing liabilities decreased by 44 basis points from 1.70% for the first quarter of 2011, to 1.26% for the first quarter of 2012, with a sequential decrease of 14 basis points.
  Capital Strength and Book Value per Common Share Growth: The ratio of tangible common equity improved to 7.75% at March 31, 2012, as compared 7.37% and 6.74% at December 31, 2011, and March 31, 2011, respectively. The book value per common share increased to $7.23, as compared to $7.17 and $6.35 at December 31, 2011, and March 31, 2011, respectively.

Peter A. Converse, President and Chief Executive Officer, commented, “Starting the year with year-over-year improvement in quarterly earnings and asset quality is gratifying. It speaks to the overall progress and positive trends in both since 2009. The sequential decrease in net income available to stockholders and sequential increase in non-performing assets, or NPAs, should not be viewed as a reversal of those trends. Rather, management would characterize them as a slight detour on this year’s road to continued performance improvement.”

“The quarterly earnings decline on a linked basis was mostly attributable to a $2.4 million increase in provisioning expense necessitated by the placement of $18.1 million in loans to two borrowers on non-accrual and the planned disposition of other non-performing loans and TDRs. In general, the aggressive disposition of problem assets in the first quarter resulted in sequentially higher levels of charge-offs and write-downs or losses on the sale of other real estate owned. These levels are more reflective of a disposition strategy and not indicative of run rates for subsequent quarters this year. Furthermore, there were offsetting positive trends in other sequential asset quality metrics for the quarter just ended. TDRs declined $9.8 million, or 18.8%, from $52.3 million at December 31, 2011, to $42.4 million at March 31, 2012. Loans 30-89 days past due ended the quarter at $8.5 million, or 0.4% of total loans, down from $13.1 million at December 31, 2011, and finishing at their lowest point since the December 31, 2009 level of $4.7 million. Both trends support management’s belief that the first quarter is not indicative of a deteriorating direction in asset quality.”

Converse continued, “Apart from the effects of heightened provisioning expense and write-downs of other real estate owned, earnings would have shown a meaningful quarter-over-quarter increase. We anticipate that potential earnings improvement will be further enhanced going forward with the resumption of positive loan growth that began to show promise at the end of last year. With the prospect of less loan run-off related to problem loan resolution including charge-offs, it is more likely that future loan volume will result in positive portfolio growth and an ultimate rise in net interest income. Nonetheless, like many banks, our progress in loan growth will be challenged by any lingering softness in demand and intensified competition.”

Converse concluded, “Our confidence in being able to sustain earnings and asset quality progress remains high as does our resolve to pay off TARP from earnings. We anticipate applying to the Federal Reserve in the second quarter for approval to initiate an incremental curtailment of at least 25%. However, we will also look to be opportunistic with the prospect of further TARP auctions by the Treasury, as this activity progresses.”

SUMMARY REVIEW OF FINANCIAL PERFORMANCE

Net Income

For the three months ended March 31, 2012, the Company recorded net income of $6.1 million. After an effective dividend of $1.4 million to the U.S. Treasury on preferred stock, the Company reported net income available to common stockholders of $4.8 million, or $0.14 per diluted common share, compared to net income available to common shareholders of $3.7 million, or $0.12 per diluted common share, for the three months ended March 31, 2011. The year-over-year earnings improvement was largely attributable to increases in non-interest income partially offset by increases in non-interest expense. The Company’s net income available to common stockholders decreased sequentially from $5.4 million, or $0.18 per diluted common share, for the fourth quarter of 2011, primarily due to a slight decline in net interest income, a $2.4 million increase in the provision for loan losses, and a $775 thousand increase in non-interest expense, partially offset by a $2.5 million increase in non-interest income.

Adjusted operating earnings (a non-GAAP measure) for the three months ended March 31, 2012, were $3.6 million, down $270 thousand, or 6.9%, as compared to $3.9 million for the same period in 2011. On a sequential basis, adjusted operating earnings were down $1.8 million, or 33.7%, for the three months ended March 31, 2012. The year-over-year and sequential decreases in the Company’s adjusted operating earnings are mostly due to higher provisioning for loan losses and increased non-interest expense. The Company calculates adjusted operating earnings by excluding gains or losses on other real estate owned, gains and losses on sale of securities, impairment losses on securities, and death benefits from bank-owned life insurance, from net income.

Asset Quality and Provisions For Loan Losses

Provisions for loan losses were $6.0 million for the three months ended March 31, 2012, compared to $5.8 million in the same period in 2011, with total net charge-offs of $9.4 million in the first quarter of 2012, versus $11.8 million for the first quarter of 2011. Total non-performing assets and loans 90+ days past due declined from $73.5 million at March 31, 2011, to $59.5 million at March 31, 2012, a reduction of 19.0%, and increased $11.7 million from $47.8 million as of December 31, 2011. The sequential increase in non-performing assets and loans 90+ days past due was primarily driven by the placement of two large credit relationships on non-accrual. One represents a $10.0 million commercial land development loan in the Fredericksburg market which has been completed, but failed to meet certain lot sale requirements established as part of the loan’s terms, resulting in cancellation of further advances from the interest reserve. The Company has engaged an outside consultant to evaluate disposition strategies and also continues to work with the borrower on enhanced marketing. The Company has evaluated the loan and a related loan of $835 thousand that was also placed on non-accrual for impairment and believes both loans are adequately secured. The second credit relationship represents a commercial loan with a balance of $7.3 million as of March 31, 2012. This loan is collateralized by the assignment of a number of real estate secured promissory notes. Based upon certain events, the Company has taken control of the collateral notes and is working with the borrower to liquidate them through sale of the notes or foreclosure and sale of the underlying properties. The Company has evaluated the promissory notes for impairment and established appropriate loan loss reserves. The loans related to both of these credit relationships were identified as problem assets prior to being placed on non-accrual and offset a net decrease in other non-performing assets of $6.8 million, which was achieved through note sales, foreclosure and collateral disposition.

Charge-offs during the first quarter of 2012, included the write-down of a number of loans in anticipation of pending note or collateral sales of non-performing assets or troubled debt restructurings. Significant among these transactions were a $1.3 million charge to facilitate a $3.5 million commercial note sale of a TDR, a $654 thousand charge to complete the sale of a retail center, $640 thousand to finalize the sale of two commercial real estate properties, $1.4 million in anticipation of the sale of a $2.3 million non-performing land development note in the second quarter and $340 thousand to complete the note sale of several non-performing loans secured by two rental townhouses and a residential lot. The balance of charge-offs represented the adjustment of non-performing loan balances to the current estimated fair value of underlying collateral or the write-down of one-to-four family residential and consumer loans due to uncollectibility caused by bankruptcy or short sale transactions. A majority of these charge-offs were supported by specific reserves. As of March 31, 2012, reserves for loan losses represented 2.11% of total loans, down from 2.24% at December 31, 2011, with reserves covering 97.4% of total non-performing loans as of March 31, 2012.

Non-performing loans continue to be concentrated in residential and commercial construction and land development loans in outer sub-markets hardest hit by the residential downturn and commercial and consumer credits experiencing the after shocks in sub-contracting businesses and unemployment levels. Overall, as of March 31, 2012, $26.4 million, or 56.6%, of non-performing loans represented acquisition, development and construction (“ADC”) loans, $3.1 million, or 6.6%, represented non-farm, non-residential loans, $6.6 million, or 14.3%, represented loans on one-to-four family residential properties, and $10.0 million, or 21.4%, represented commercial and industrial (“C&I”) loans. As of March 31, 2012, specific reserves of $18.4 million have been established for non-performing loans and other loans determined to have an impairment. The Company continues to pursue an aggressive campaign to further reduce non-performing and other impaired loans and is implementing and executing various disposition strategies on an ongoing basis.

Included in the loan portfolio at March 31, 2012, are loans classified as TDRs, totaling $42.4 million, a sequential reduction of $9.8 million from $52.3 million at December 31, 2011. These are performing, accruing loans that represent relationships for which a modification to the contractual interest rate or repayment structure has been granted to address a financial hardship. Over 90% of TDRs were performing prior to modification. These loans make up 2.0% of the total loan portfolio and represent $11.5 million in ADC loans, $19.2 million in non-farm, non-residential real estate loans, $9.3 million in C&I loans and $2.4 million in one-to-four family residential loans. At March 31, 2012, 14.9% of the Company’s TDRs were reviewable TDRs and 85.1% were permanent TDRs. Reviewable TDRs are loans that have been restructured at or will return to a market rate of interest and can include a temporary interest rate modification, partial deferral of interest or principal or an extension of term. They can return to performing status upon six months of on-time payments following the return to a market rate of interest, but only in the fiscal year following the year of restructure. Permanent TDRs are loans that have been restructured and include a permanent interest rate reduction. They remain in a TDR status until the loan is paid off. The sequential reduction in TDRs during the first quarter of 2012, was attributable to note and collateral sales of $5.1 million, upgrades to performing status of reviewable TDRs of $3.9 million, principal payments of $226 thousand, downgrades to non-performing status of $799 thousand and charge-offs of $604 thousand. These reductions were partially offset by TDR additions of $777 thousand.

Net Interest Income

Net interest income for the first quarter of 2012, of $26.8 million was up $596 thousand, or 2.3%, over the same quarter last year. The net interest margin decreased 18 basis points from 3.99% in the first quarter of 2011, to 3.81% for the same period in 2012. On a sequential basis, the net interest margin was up three basis points from 3.78% for the fourth quarter of 2011. The year-over-year decrease in the net interest margin was primarily driven by lower yielding loan and security assets, the impact of which was partially offset by lower cost of interest bearing liabilities. Interest and dividend income decreased $1.5 million on average total interest-earnings assets of $2.87 billion for the three months ended March 31, 2012, compared to interest and dividend income generated by average total interest-earnings assets of $2.69 billion for the same period in 2011. The decline in interest and dividend income is mostly attributable to lower yielding loan and security assets being generated in the current low interest rate environment. Interest expense decreased $2.1 million on an average total interest-bearing liability balance of $2.30 billion for the quarter ended March 31, 2012, from an average total interest-bearing liability balance of $2.23 billion for the same period in 2011. The average rate paid on total interest-bearing liabilities was 1.26% for the first quarter of 2012, as compared to 1.70% for the first quarter of 2011, and 1.55% for the fourth quarter. Management anticipates the net interest margin will range between 3.75% and 3.90% for the year.

Non-Interest Income

For the three months ended March 31, 2012, the Company recognized $4.9 million in non-interest income, compared to non-interest income of $1.5 million for the three months ended March 31, 2011. Included in the first quarter 2012, non-interest income is a gain on sale of securities of $2.6 million, as compared to a similar gain of $503 thousand in the first quarter of 2011. The Company did not generate any gains on sale of securities during the fourth quarter of 2011. There was no impairment loss on securities in the first quarter of 2012, as compared to a $732 thousand loss for the three months ended March 31, 2011.

Fees and net gains on loans held-for-sale increased in the first quarter 2012, on a year-over-year basis by $480 thousand, or 92.1%, to $1.0 million. The increase is directly attributed to higher demand for residential mortgages in our markets. Mortgage loans held-for sale totaling $34.0 million were closed in the first quarter of 2012, as compared to $24.0 million in the first quarter of 2011. Sequentially, fees and net gains on loans held-for-sale were down $122 thousand from the fourth quarter of 2011.

Non-Interest Expense

Non-interest expense increased $2.2 million, or 15.1%, from $14.5 million in the first quarter of 2011, to $16.6 million for the first quarter of 2012. The majority of the year-over-year increase was due to an increase in salaries and employee benefits related to commissions payable in connection with greater than anticipated mortgage production, a $670 thousand increase in losses on other real estate owned and higher other operating expenses consisting mostly of legal fees relating to OREO and credit and collection. FDIC insurance expenses declined $294 thousand, or 22.8%, in the first quarter compared to the same period in 2011. The decrease in FDIC insurance premiums was primarily due to changes in the FDIC calculation for computing deposit insurance assessments.

Investment Securities

Investment securities increased $181.1 million, or 43.4%, year-over-year to $598.2 million at March 31, 2012, and were down $26.8 million sequentially from December 31, 2011. U.S. Government agency securities, including mortgage-backed securities (“MBS”) and collateralized mortgage obligations (“CMOs”) comprised a majority of the year-over-year increase. During the first quarter of 2012, the Company sold $58.6 million of investment securities resulting in a $2.6 million gain on sale of securities, as compared to the sale of $35.0 million of investment securities in the first quarter of 2011, which resulted in a $503 thousand gain on sale of securities. As of March 31, 2012, the Company transferred its held-to-maturity investment portfolio with an amortized cost of $30.0 million and a fair value of $32.5 million, to its available-for-sale investment portfolio. As a result, an unrealized gain of $2.5 million net of tax was recorded in stockholders’ equity as accumulated other comprehensive income. The transfer does not represent a change in the Company’s investment strategy, merely a reclassification of securities to align with Management’s intention to hold all securities in its portfolio as available-for-sale. The investment portfolio also contains four pooled trust preferred securities with a book value of $5.6 million, for which the Company performs a quarterly analysis to determine whether any other than temporary impairment exists. The analysis includes stress tests on the underlying collateral and cash flow estimates based on the current and projected future levels of deferrals and defaults within each pool. There has been no recorded impairment loss since the first quarter of 2011, which included an impairment loss of $732 thousand. The increase of $181.1 million in investment securities from March 31, 2011, to March 31, 2012, was due to the investment of excess funds provided primarily by customer deposits and repurchase agreements. Investments were made predominantly in short-term, pass-through securities, with an average life of three to four years or less. This strategy positions the Company with strong liquid assets to maintain a constant flow of funds to support future loan growth and to provide repricing opportunities if rates begin to rise over the next few years.

Loans

Loans, net of allowance for loan losses, decreased $22.8 million, or 1.1%, from $2.12 billion at March 31, 2011, to $2.10 billion at March 31, 2012. Non-farm, non-residential real estate loans increased $51.3 million, or 4.6%, multifamily real estate loans decreased $8.7 million, or 9.7%, ADC loans fell by $87.7 million, or 25.3%, and C&I loans were up $21.0 million, or 9.3%. Sequentially, net loans were down $20.8 million, or 0.98%. The sequential decline in loans was driven primarily by a $68.0 million decrease in ADC loans as the Company continues to restrict this type of lending, resolve problem loans in this category and re-orient lending activities toward building a greater market share in commercial loans, owner-occupied and select income property commercial real estate loans, multi-family residential loans and one-to-four family residential loans to better balance and diversify the loan portfolio. The sequential decline in ADC loans offset $13.1 million and $19.7 million sequential increases in owner-occupied and non-owner-occupied commercial mortgages, respectively as well as $4.5 million and $10.7 million sequential increases in multi-family and one-to-four family residential loans respectively. Commercial loans declined $4.6 million, as year-end credit line borrowings initiated by closely-held companies to defer cash basis taxes, were repaid. Lending efforts for the remainder of 2012, will continue to be focused on building greater market share in commercial lending, especially in sectors forecast for growth, such as government contract lending, professional practices and associations and select service industries, with strategic hiring, marketing campaigns and calling efforts.

Deposits

Total deposits at March 31, 2012, were $2.24 billion, a decrease of $19.1 million, or 0.8%, compared to $2.26 billion at March 31, 2011, with demand deposits increasing $45.2 million, or 15.6%, savings and interest-bearing demand deposits decreasing by $14.2 million, or 1.2%, and time deposits decreasing $50.1 million, or 6.4%. The increase in demand deposits was primarily driven by the successful efforts of the Company’s team of eight business development officers, who are focused on acquisition and retention of commercial operating funds, treasury management services and other related cross-sales. In regard to total interest-bearing deposits, the Company was successful in its strategy to further reduce the interest rate paid on these deposit products, without experiencing a significant decrease in total interest-bearing deposits. The decrease in total interest-bearing deposits was $64.3 million, or 3.3%, while the interest rate paid on total interest-bearing deposits decreased by 41 basis points from 1.44% at March 31, 2011, to 1.03% at March 31, 2012. On a linked quarter basis, total deposits declined $54.3 million, or 2.4%, with demand deposits declining by $2.4 million, or 0.7%, savings and interest-bearing demand accounts decreasing $392 thousand, and time deposits decreasing by $51.6 million, or 6.6%. The reduction in time deposits was intentional and resulted from a series of interest rate reductions that began in late 2011, and continued into 2012. As a result, the cost of total interest-bearing deposits declined from 1.18% at December 31, 2011, to 1.03% at March 31, 2012. The Company’s deposit mix continued to be weighted heavily in lower cost demand deposits, savings and interest-bearing demand deposits, which comprised 67.4% of total deposits at March 31, 2012, compared to 65.5% at March 31, 2011.

Capital Levels and Stockholders’ Equity

On March 31, 2011, the Company issued 426,000 shares of its common stock at a price of $5.87 per share in a registered direct placement with a Company director for total gross proceeds of approximately $2.5 million. In addition, the Company issued to the investor, warrants exercisable for shares of common stock, which, if fully exercised, would provide an additional $4.8 million in gross proceeds to the Company. The warrants each had an exercise price of $5.62 per share. The Series A warrants, exercisable for a total of 426,000 shares of common stock, were exercisable for a period of seven months following the closing date. The Series B warrants, also exercisable for a total of 426,000 shares of common stock, were exercisable for a period of twelve months following the closing date. The 426,000 Series A warrants were exercised in full before they expired. In March 2012, the remaining 426,000 Series B warrants were also exercised.

On September 29, 2010, the Company issued 1,904,766 shares of its common stock at a price of $5.25 per share in a registered direct placement with several institutional investors for total gross proceeds of $10.0 million. In addition, the Company issued to the investors warrants exercisable for shares of common stock. The warrants each had an exercise price of $6.00 per share, which represented a 14.3% premium to the offering price of the shares of common stock sold in the registered direct placement. The Series A warrants were exercisable through April 30, 2011, and 130,851 were exercised as of that date. The 952,383 Series B warrants originally were to expire on September 29, 2011, but on September 27, 2011, the expiration date of 904,764 of the Series B Warrants was extended to January 27, 2012, with 47,619 warrants having been exercised prior to the warrant extension. Following the extension, during the fourth quarter of 2011, an additional 47,619 Series B warrants were exercised. During January 2012, the remaining 857,155 Series B warrants were exercised.

Stockholders’ equity increased $43.3 million, or 17.1%, from $253.4 million at March 31, 2011, to $296.6 million at March 31, 2012, with approximately $10.9 million in net proceeds from the above referenced stock issuances, net income to common stockholders of $22.9 million over the twelve-month period, a $6.2 million increase in other comprehensive income related to the investment securities portfolio, $1.8 million in the accretion of the discount on preferred stock and $1.4 million in proceeds and tax benefits related to the exercise of options by the Company’s directors and officers, and stock option expense credits. As a result of these changes, the Company’s Tier 1 Capital ratio increased from 14.13% at March 31, 2011, to 15.55% at March 31, 2012, and total qualifying capital ratio increased from 15.40% to 16.81%, and its tangible common equity ratio increased from 6.74% to 7.75%. Sequentially, the Company’s Tier 1 and total qualifying capital ratios are each up 100 basis points due to lower levels of risk-weighted assets and increased equity during the first quarter of 2012, and its tangible common equity ratio is up 38 basis points primarily due to increases in equity during the first quarter of 2012.

CONFERENCE CALL

The Company will host a teleconference call for the financial community on April 18, 2012, at 11:00 a.m. Eastern Daylight Time to discuss the first quarter 2012 financial results. The public is invited to listen to this conference call by dialing 866-261-3330 at least 10 minutes prior to the call.

A replay of the conference call will be available from 2:00 p.m. Eastern Daylight Time on April 18, 2012, until 11:59 p.m. Eastern Daylight Time on April 25, 2012. The public is invited to listen to this conference call replay by dialing 888-266-2081 and entering access code 1575328.

ABOUT VIRGINIA COMMERCE BANCORP, INC.

Virginia Commerce Bancorp, Inc. is the parent bank holding company for Virginia Commerce Bank, a Virginia state chartered bank that commenced operations in May 1988. The Bank pursues a traditional community banking strategy, offering a full range of business and consumer banking services through twenty-eight branch offices, one residential mortgage office and one wealth management services office, principally to individuals and small-to-medium size businesses in Northern Virginia and the Metropolitan Washington, D.C. area.

NON-GAAP PRESENTATIONS

The Company prepares its financial statements under accounting principles generally accepted in the United States, or “GAAP”. However, this press release also refers to certain non-GAAP financial measures that we believe, when considered together with GAAP financial measures, provide investors with important information regarding our operational performance. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.

Adjusted operating earnings is a non-GAAP financial measure that reflects net income available to common stockholders excluding gains or losses on other real estate owned, gains and losses on sale of securities, impairment losses on securities, and death benefits from bank-owned life insurance. These excluded items are difficult to predict and we believe that adjusted operating earnings provides the Company and investors with a valuable measure of the Company’s operational performance and a valuable tool to evaluate the Company’s financial results. Calculation of adjusted operating earnings for the three months ended March 31, 2012, and March 31, 2011, is as follows:

	Three Months Ended March 31,
(in thousands)	2012	2011

Net Income Available to Common Stockholders	$4,779	$3,651
Adjustments to net income:
Loss on other real estate owned	826	156
Impairment loss on securities	--	732
Gain on sale of securities	(2,592)	(503)
Net tax effect adjustment	618	(135)

Adjusted Operating Earnings	$3,631	$3,901

The adjusted efficiency ratio is a non-GAAP financial measure that is computed by dividing non-interest expense, excluding gains or losses on other real estate owned, by the sum of net interest income on a tax equivalent basis, non-interest income before impairment losses on securities and gain on sale of securities. We believe that this measure provides investors with important information about our operating efficiency. Comparison of our adjusted efficiency ratio with those of other companies may not be possible because other companies may calculate the adjusted efficiency ratio differently. Calculation of the adjusted efficiency ratio for the three months ended March 31, 2012, and March 31, 2011, is as follows:

(in thousands)	Three Months Ended March 31,
	2012	2011
Summary Operating Results:
Non-interest expense	$16,627	$14,450
Loss on other real estate owned	826	156
Adjusted non-interest expense	$15,801	$14,294

Net interest income	26,779	26,183
Non-interest income	4,949	1,476
Impairment loss on securities	--	732
Gain on sale of securities	(2,592)	(503)

Total (1)	$29,136	$27,888

Efficiency Ratio, adjusted	53.6%	50.6%

(1) Tax Equivalent Income of $29,501 for 2012, and $28,276 for 2011.

The tangible common equity ratio is a non-GAAP financial measure representing the ratio of tangible common equity to tangible assets. Tangible common equity and tangible assets are non-GAAP financial measures derived from GAAP-based amounts. We calculate tangible common equity for the Company by excluding the balance of intangible assets and outstanding preferred stock issued to the U.S. Treasury from total stockholders’ equity. We calculate tangible assets by excluding the balance of intangible assets from total assets. We had no intangible assets for the periods presented. We believe that this is consistent with the treatment by regulatory agencies, which exclude intangible assets from the calculation of regulatory capital ratios. Accordingly, we believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our capital position and ratios. However, these non-GAAP financial measures are supplemental and are not substitutes for an analysis based on a GAAP measure. As other companies may use different calculations for non-GAAP measures, our presentation may not be comparable to other similarly titled measures reported by other companies. Calculation of the Company’s tangible common equity ratio as of March 31, 2012, March 31, 2011, and December 31, 2011, is as follows:

(in thousands)	As of March 31,		Dec 31,	Sept 31,
	2012	2011	2011	2011
Tangible common equity:
Total stockholders’ equity	$296,637	$253,373	$283,771	$275,546

Less:
Outstanding TARP senior preferred stock	67,670	65,873	67,195	66,794
Intangible assets	--	--	--	--
Tangible common equity	$228,966	$187,500	$216,576	$208,752

Total tangible assets	$2,954,226	$2,783,633	$2,938,518	$2,942,323

Tangible common equity ratio	7.75%	6.74%	7.37%	7.09%

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies, including but not limited to our outlook on earnings, including our future net interest margin, and statements regarding asset quality, our loan and investment security portfolios, our deposit portfolio and anticipated changes to our deposit costs and balances, projected growth, capital position, capital strategies, our plans regarding and expected future levels of our non-performing assets, business opportunities in our markets, and general economic conditions. When we use words such as “may”, “will”, “anticipates”, “believes”, “expects”, “plans”, “estimates”, “potential”, “continue”, “should”, and similar words or phrases, you should consider them as identifying forward-looking statements. These forward-looking statements are not guarantees of future performance. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this release and the forward-looking statements are based, actual future operations and results may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance. For additional information regarding factors that could affect the Company's operations and results, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and other reports filed with and furnished to the Securities and Exchange Commission.

Virginia Commerce Bancorp, Inc.
Financial Highlights
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,			Three Months Ended December 31,
	2012	2011	% Change	2011	% Change
Summary Operating Results:
Interest and dividend income	$34,005	$35,517	-4.3%	$35,286	-3.6%
Interest expense	7,226	9,334	-22.6%	8,184	-11.7%
Net interest income	26,779	26,183	2.3%	27,102	-1.2%
Provision for loan losses	5,994	5,843	2.6%	3,639	64.7%
Non-interest income	4,949	1,476	235.3%	2,473	100.1%
Non-interest expense	16,627	14,450	15.1%	15,852	4.9%
Income before income taxes	9,107	7,366	23.6%	10,084	-9.7%
Net income	$6,142	$4,966	23.7%	$6,722	-8.6%
Effective dividend on preferred stock	1,363	1,315	3.7%	1,288	5.8%
Net income available to common stockholders	$4,779	$3,651	30.9%	$5,434	-12.1%

Performance Ratios:
Return on average assets	0.84%	0.73%		0.90%
Return on average equity	8.46%	8.09%		9.52%
Net interest margin	3.81%	3.99%		3.78%
Efficiency ratio, adjusted	53.56%	50.55%		52.75%

Per Share Data:
Earnings per common share-basic	$0.15	$0.13	15.4%	$0.18	-16.7%
Earnings per common share-diluted	$0.14	$0.12	16.7%	$0.17	-17.7%
Average number of shares outstanding:
Basic	31,503,351	29,264,610		30,212,021
Diluted	33,547,703	30,404,089		31,575,158

	As of March 31,			As of
	2012	2011	% Change	12/31/11	% Change
Selected Balance Sheet Data:
Loans, net	$2,099,484	$2,122,309	-1.1%	$2,120,291	1.0%
Investment securities	598,178	417,071	43.4%	624,956	-4.3%
Assets	2,954,226	2,783,633	6.1%	2,938,518	0.5%
Deposits	2,237,848	2,256,970	-0.8%	2,292,158	-2.4%
Stockholders’ equity	296,637	253,373	17.1%	283,771	4.5%
Book value per common share	$7.23	$6.35	13.9%	$7.17	0.8%

Capital Ratios (% of risk weighted assets):
Tier 1 capital:
Company	15.55%	14.13%		14.55%
Bank	14.93%	13.73%		14.21%
Total qualifying capital:
Company	16.81%	15.40%		15.81%
Bank	16.19%	15.00%		15.47%
Tier 1 leverage:
Company	12.12%	11.48%		11.61%
Bank	11.70%	11.15%		11.40%
Tangible common equity:
Company	7.75%	6.74%		7.37%

(Dollars in thousands)	As of March 31,		As of
	2012	2011	12/31/11	09/30/11

Asset Quality:
Non-performing assets:
Non-accrual loans:
Commercial	$9,968	$5,622	$5,005	$5,486
Real estate-one-to-four family residential:
Permanent first and second	3,060	2,781	3,912	1,960
Home equity loans and lines	3,580	3,325	3,142	3,051
Total real estate-one-to-four family residential	$6,640	$6,106	$7,054	$5,011
Real estate-multi-family residential	476	--	476	486
Real estate-non-farm, non-residential:
Owner-occupied	2,997	8,016	1,999	3,689
Non-owner-occupied	88	1,988	--	3,878
Total real estate-non-farm, non-residential	$3,085	$10,004	$1,999	$7,567
Real estate-construction:
Residential-builder	12,122	24,234	18,479	20,181
Commercial	14,232	8,625	5,505	6,083
Total real estate-construction	$26,354	$32,859	$23,984	$26,264
Consumer	19	18	18	22
Total non-accrual loans	46,542	54,609	38,536	44,836
OREO	12,928	18,879	8,925	10,377
Total non-performing assets	$59,470	$73,488	$47,461	$55,213

Loans 90+ days past due and still accruing:
Commercial	$--	$--	$--	$89
Real estate-one-to-four family residential:
Permanent first and second	56	--	71	--
Home equity loans and lines	--	--	250	--
Total real estate-one-to-four family residential	$56	$--	$321	$--
Real estate-multi-family residential	--	--	--	--
Real estate-non-farm, non-residential:
Owner-occupied	--	25	--	--
Non-owner-occupied	--	--	--	--
Total real estate-non-farm, non-residential	$--	$25	$--	$--
Real estate-construction
Residential-builder	--	--	--	574
Commercial	--	--	--	--
Total real estate-construction:	$--	$--	$--	$574
Consumer	--	--	11	--
Total loans 90+ days past due and still accruing	$56	$25	$332	$663

Total non-performing assets and past due loans	$59,526	$73,513	$47,793	$55,876

Troubled debt restructurings	$42,426	$91,876	$52,264	$71,686

Non-performing assets
to total loans:	2.77%	3.37%	2.18%	2.57%
to total assets:	2.01%	2.64%	1.62%	1.88%
Non-performing assets and past due loans
to total loans:	2.77%	3.37%	2.20%	2.60%
to total assets:	2.01%	2.64%	1.63%	1.90%
Allowance for loan losses to total loans	2.11%	2.59%	2.24%	2.30%
Allowance for loan losses to non-performing loans	97.37%	103.35%	125.37%	108.58%

Total allowance for loan losses	$45,371	$56,465	$48,729	$49,405

(Dollars in thousands)	As of March 31,		As of
	2012	2011	12/31/11	09/30/11

Loans 30 to 89 days past due and still accruing
Commercial	$1,916	$1,063	$1,259	$671
Real estate-one-to-four family residential:
Permanent first and second	4,273	2,376	3,548	1,761
Home equity loans and lines	456	89	390	99
Total real estate-one-to-four family residential	$4,729	$2,465	$3,938	$1,860
Real estate-multi-family residential	--	495	--	--
Real estate-non-farm, non-residential:
Owner-occupied	278	--	1,008	3,582
Non-owner-occupied	1,487	5,940	6,063	6,072
Total real estate-non-farm, non-residential	$1,765	$5,940	$7,071	$9,654
Real estate-construction:
Residential-owner-occupied	--	--	--	--
Residential-builder	--	378	761	573
Commercial	--	--	--	--
Total real estate-construction:	$--	$378	$761	$573
Consumer	99	63	105	43
Farmland	--	--	--	--
Total loans 30 to 89 days past due	$8,509	$10,404	$13,134	$12,801

	For the three months ended March 31,		For twelve months ended	For nine months ended
	2012	2011	12/31/11	09/30/11

Net charge-offs
Commercial	$4,667	$395	$1,685	$1,559
Real estate-one-to-four family residential:
Permanent first and second	(127)	1,597	2,327	2,101
Home equity loans and lines	338	729	1,049	769
Total real estate-one-to-four family residential	$211	$2,326	$3,376	$2,870
Real estate-multi-family residential	--	--	--	--
Real estate-non-farm, non-residential:
Owner-occupied	47	54	(142)	171
Non-owner-occupied	632	1,530	8,899	6,267
Total real estate-non-farm, non-residential	$679	$1,584	$8,757	$6,438
Real estate-construction:
Residential-owner-occupied	--	--	(38)	--
Residential-builder	3,486	910	7,042	5,796
Commercial	100	6,595	7,622	7,494
Total real estate-construction	$3,586	$7,505	$14,626	$13,290
Consumer	209	10	118	90
Farmland	--	--	--	--
Total net charge-offs	$9,352	$11,820	$28,562	$24,247
Net charge-offs to average loans outstanding	0.43%	0.54%	1.31%	1.11%

Total provision for loan losses	$5,994	$5,843	$14,849	$11,210

Troubled Debt Restructurings (TDRs) - By Loan Type
As of March 31, 2012	Reviewable TDRs			Permanent TDRs			Total TDRs
(Dollars in thousands)	# of Loans	Balance	As % of Balance	# of Loans	Balance	As % of Balance	# of Loans	Balance	As % of Balance
Loan Type:
Commercial	--	$--	0.0%	7	$9,271	25.7%	7	$9,271	21.8%
Real estate-one-to-four family residential:
Permanent first and second	8	2,441	38.6%	--	--	0.0%	8	2,441	5.8%
Home equity loans and lines	--	--	0.0%	--	--	0.0%	--	--	0.0%
Total real estate-one-to-four family residential	8	$2,441	38.6%	--	--	0.0%	8	$2,441	5.8%
Real estate-multi-family residential	--	--	0.0%	--	--	0.0%	--	--	0.0%
Real estate-non-farm, non-residential:
Owner-occupied	2	1,147	18.1%	1	2,757	7.6%	3	3,904	9.2%
Non-owner-occupied	2	2,279	36.0%	4	13,035	36.1%	6	15,314	36.1%
Total real estate-non-farm, non-residential	4	$3,426	54.1%	5	$15,792	43.7%	9	$19,218	45.3%
Real estate-construction:
Residential-owner-occupied	--	--	0.0%	--	--	0.0%	--	--	0.0%
Residential-builder	--	--	0.0%	3	4,276	11.9%	3	4,276	10.1%
Commercial	1	465	7.3%	2	6,755	18.7%	3	7,220	17.0%
Total real estate-construction	1	$465	7.3%	7	$11,031	30.6%	6	$11,496	27.1%
Consumer	--	--	0.0%	--	--	0.0%	--	--	0.0%
Farmland	--	--	0.0%	--	--	0.0%	--	--	0.0%
Total	13	$6,332	100.0%	17	$36,094	100.0%	30	$42,426	100.0%

Troubled Debt Restructurings (TDRs) - By Quarterly Review / Maturity Date
As of March 31, 2012	Reviewable TDRs			Permanent TDRs			Total TDRs
(Dollars in thousands)	# of Loans	Balance	As % of Balance	# of Loans	Balance	As % of Balance	# of Loans	Balance	As % of Balance
Review / Maturity by Quarter:
2012
2nd Quarter	4	$3,245	51.2%	--	$--	0.0%	4	$3,245	7.7%
3rd Quarter	2	867	13.7%	--	--	0.0%	2	867	2.0%
4th Quarter	1	95	1.5%	8	13,118	36.3%	9	13,213	31.1%
Total 2012:	7	$4,207	66.4%	8	$13,118	36.3%	15	$17,325	40.8%
2013
1st Quarter	3	1,517	24.0%	--	--	0.0%	3	1,517	3.6%
2nd Quarter	--	--	0.0%	--	--	0.0%	--	--	0.0%
3rd Quarter	3	608	9.6%	--	--	0.0%	3	608	1.4%
4th Quarter	--	--	0.0%	3	3,879	10.8%	3	3,879	9.2%
Total 2013:	6	$2,125	33.6%	3	$3,879	10.8%	9	$6,004	14.2%
2014 & beyond	--	$--	0.0%	6	$19,097	52.9%	6	$19,097	40.3%
Total Loans	13	$6,332	100.0%	17	$36,094	100.0%	30	$42,426	100.0%

Troubled Debt Restructurings (TDRs) Migration by Quarter
As of March 31, 2012 (Dollars in thousands)	4/1/09 to 6/30/09	7/1/09 to 9/30/09	10/1/09 to 12/31/09	1/1/10 to 3/31/10	4/1/10 to 6/30/10	7/1/10 to 9/30/10	10/1/10 to 12/31/10
Period Beginning Balance	--	$33,309	$37,425	$71,885	$80,993	$96,976	$105,617

Additions:
New Loans Added	$33,309	$5,226	$37,663	$23,477	$21,720	$12,698	$12,377
Loan Advances	--	974	348	219	472	220	531
Subtotal Additions:	$33,309	$6,200	$38,011	$23,696	$22,192	$12,918	$12,908

Deductions:
Sales Proceeds	$--	$944	$1,783	$1,218	$761	--	$125
Payments	--	317	174	50	1,202	1,138	433
Reviews	--	--	229	75	3,714	2,468	--
Upgrades	--	--	--	--	--	--	11,000
Partial C/Os w/Continuing TDRs	--	--	--	--	--	--	--
Charge-offs w/Loans Sold or Settled	--	--	56	--	--	--	--
Transfers to NPA	--	823	1,309	13,245	532	671	3,971
Subtotal Deductions:	$--	$2,084	$3,551	$14,588	$6,209	$4,277	$15,529

Net Increase / (Decrease)	$33,309	$4,116	$34,460	$9,108	$15,983	$8,641	($ 2,621)

% Increase / (Decrease) from Preceding Period		12.4%	92.1%	12.7%	19.7%	8.9%	(2.5%)

Period Ended Balance	$33,309	$37,425	$71,885	$80,993	$96,976	$105,617	$102,996

	1/1/11 to 3/31/11	4/1/11 to 6/30/11	7/1/11 to 9/30/11	10/1/11 to 12/31/11	1/1/12 to 3/31/12	TOTAL
Period Beginning Balance	$102,996	$91,876	$81,070	$71,686	$52,264

Additions:
New Loans Added	$3,188	$116	$984	$753	$541	$152,052
Loan Advances	486	197	53	40	236	3,776
Subtotal Additions:	$3,674	$313	$1,037	$793	$777	$155,828

Deductions:
Sales Proceeds	$367	$126	$4,597	$6,168	$5,098	$21,187
Payments	1,989	1,715	532	990	226	8,766
Reviews	5,731	640	4,292	10,111	3,888	31,148
Upgrades	--	--	--	--	--	11,000
Partial C/Os w/Continuing TDRs	5,656	3,000	--	--	--	8,656
Charge-offs w/Loans Sold or Settled	251			2,946	604	3,857
Transfers to NPA	800	5,638	1,000	--	799	8,788
Subtotal Deductions:	$14,794	$11,119	$10,421	$20,215	$10,615	$113,402

Net Increase / (Decrease)	($11,120)	($10,806)	($9,384)	($19,422)	($9,838)

% Increase / (Decrease) from Preceding Period	(10.8%)	(11.8%)	(11.6%)	(27.1%)	(18.8%)

Period Ended Balance	$91,876	$81,070	$71,686	$52,264	$42,426	$42,426

(Dollars in thousands)	As of March 31,			As of
	2012	2011	% Change	12/31/11	% Change

Loan Portfolio:
Commercial	$247,837	$226,845	9.3%	$252,382	-1.8%
Real estate-one to four family residential:
Permanent first and second	256,578	265,696	-3.4%	246,420	4.1%
Home equity loans and lines	127,034	126,413	0.5%	126,530	0.4%
Total real estate-one-to-four family residential	$383,612	$392,109	-2.2%	$372,950	2.9%
Real estate-multifamily residential	81,033	89,771	-9.7%	76,506	5.9%
Real estate-non-farm, non-residential:
Owner-occupied	473,881	462,744	2.4%	460,773	2.8%
Non-owner-occupied	691,845	651,729	6.2%	672,137	2.9%
Total real estate-non-farm, non-residential	$1,165,726	$1,114,473	4.6%	$1,132,910	2.9%
Real estate-construction:
Residential-owner-occupied	9,134	16,285	-43.9%	14,459	-36.8%
Residential-builder	127,623	149,262	-14.5%	136,658	-6.6%
Commercial	121,667	180,544	-32.6%	175,300	-30.6%
Total real estate-construction:	$258,424	$346,091	-25.3%	$326,417	-20.8%
Consumer	8,784	10,650	-17.5%	8,592	2.2%
Farmland	2,574	2,456	4.8%	2,573	0.0%
Total loans	$2,147,990	$2,182,395	-1.6%	$2,172,330	-1.1%
Less unearned income	3,135	3,621	-13.4%	3,311	-5.3%
Less allowance for loan losses	45,371	56,465	-19.6%	48,729	-6.9%
Loans, net	$2,099,484	$2,122,309	-1.1%	$2,120,290	-1.0%

(Dollars in thousands)	As of March 31, 2012
Residential, Acquisition, Development and Construction By County/Jurisdiction of Origination:	Total Outstandings	Percentage of Total	Non-accrual Loans	Non-accruals as a % of Outstandings	Net charge-offs as a % of Outstandings
District of Columbia	$6,545	4.8%	$--	--	--
Montgomery, MD	--	--	--	--	--
Prince Georges, MD	12,493	9.1%	6,194	4.5%	1.1%
Other Counties in MD	3,883	2.8%	203	0.1%	--
Arlington/Alexandria, VA	29,058	21.2%	--	--	--
Fairfax, VA	31,276	22.9%	--	--	0.2%
Culpeper/Fauquier, VA	678	0.5%	200	0.1%	--
Frederick, VA	2,288	1.7%	2,288	1.7%	1.1%
Loudoun, VA	15,693	11.5%	574	0.4%	--
Prince William, VA	8,679	6.3%	--	--	--
Spotsylvania, VA	174	0.1%	--	--	--
Stafford, VA	20,939	15.3%	2,664	1.9%	--
Other Counties in VA	1,995	1.5%	--	--	--
Outside VA, D.C. & MD	3,055	2.2%	--	--	--
	$136,757	100.0%	$12,122	8.9%	2.4%

(Dollars in thousands)	As of March 31, 2012
Commercial, Acquisition, Development and Construction By County/Jurisdiction of Origination:	Total Outstandings	Percentage of Total	Non-accrual Loans	Non-accruals as a % of Outstandings	Net charge-offs as a % of Outstandings
District of Columbia	$797	0.7%	$--	--	--
Montgomery, MD	1,862	1.5%	--	--	--
Prince Georges, MD	12,489	10.3%	--	--	--
Other Counties in MD	2,170	1.8%	--	--	--
Arlington/Alexandria, VA	6,799	5.6%	641	0.5%	--
Fairfax, VA	6,347	5.2%	2,793	2.3%	--
Culpeper/Fauquier, VA	3,049	2.5%	--	--	--
Frederick, VA	2,000	1.6%	--	--	--
Henrico, VA	919	0.8%	--	--	--
Loudoun, VA	11,777	9.7%	--	--	--
Prince William, VA	38,004	31.2%	--	--	.1%
Spotsylvania, VA	1,740	1.4%	--	--	--
Stafford, VA	28,034	23.0%	9,963	8.2%	--
Other Counties in VA	5,679	4.7%	835	0.7%	--
Outside VA, D.C. & MD	--	0.0%	--	--	--
	$121,667	100.0%	$14,232	11.7%	.1%

(Dollars in thousands)	As of March 31, 2012
Non-Farm/Non-Residential By County/Jurisdiction of Origination:	Total Outstandings	Percentage of Total	Non-accrual Loans	Non-accruals as a % of Outstandings	Net charge-offs as a % of Outstandings
District of Columbia	$89,420	7.7%	$--	--	--
Montgomery, MD	22,108	1.9%	--	--	--
Prince Georges, MD	64,532	5.5%	--	--	--
Other Counties in MD	53,137	4.6%	87	0.01%	--
Arlington/Alexandria, VA	183,988	15.8%	--	--	--
Fairfax, VA	286,435	24.6%	986	0.1%	--
Culpeper/Fauquier, VA	3,349	0.3%	--	--	--
Frederick, VA	6,344	0.5%	--	--	--
Henrico, VA	22,068	1.9%	--	--	--
Loudoun, VA	130,325	11.2%	1,102	0.1%	--
Prince William, VA	203,580	17.5%	909	0.1%	--
Spotsylvania, VA	18,761	1.6%	--	--	--
Stafford, VA	21,601	1.9%	--	--	--
Other Counties in VA	50,597	4.3%	--	--	0.1%
Outside VA, D.C. & MD	9,482	0.8%	--	--	--
	$1,165,726	100.0%	$3,085	0.3%	0.1%

Of this total of $1.2 billion in non-farm/non-residential real estate loans, approximately $87.5 million will mature in 2012, $109.0 million in 2013 and $201.9 million in 2014.

	As of March 31,			As of
(Dollars in thousands)	2012	2011	% Change	12/31/11	% Change

Investment Securities (at book value):
Available-for-sale (AFS):
U.S. government agency obligations	$494,041	$316,868	55.9%	$523,987	-5.7%
Pooled trust preferred securities	486	444	9.5%	456	6.6%
Obligations of states and political subdivisions	103,651	64,584	60.5%	68,621	51.0%
	$598,178	$381,896	56.6%	$593,064	0.9%
Held-to-maturity (HTM):
U.S. government agency obligations	$--	$5,459	-100.0%	$ 3,763	-100.0%
Obligations of states and political subdivisions	--	29,717	-100.0%	28,129	-100.0%
	$--	$35,176	-100.0%	$ 31,892	-100.0%

Total Investment Securities	$598,178	$417,072	43.4%	$624,956	-4.3%

Virginia Commerce Bancorp, Inc.
Consolidated Balance Sheets
(Dollars in thousands, except per share data)
As of March 31,
(Unaudited)

	2012	2011
Assets
Cash and due from banks	$33,047	$41,089
Investment securities, AFS	598,178	381,896
Investment securities, HTM (fair value: $36,226)	--	35,176
Restricted stocks, at cost	11,272	11,751
Federal funds sold	--	85,399
Interest bearing deposits in other banks	116,000	--
Loans held-for-sale	8,164	4,650
Loans, net of allowance for loan losses of $45,371 and $56,465	2,099,484	2,122,309
Bank premises and equipment, net	11,058	11,666
Accrued interest receivable	9,798	10,832
Other real estate owned, net of valuation allowance of $6,571 and $6,543	12,928	18,879
Bank owned life insurance	14,072	14,130
Other assets	40,225	45,856
Total assets	$2,954,226	$2,783,633
Liabilities and Stockholders’ Equity
Deposits
Demand deposits	$335,580	$290,385
Savings and interest-bearing demand deposits	1,173,176	1,187,395
Time deposits	729,092	779,190
Total deposits	$2,237,848	$2,256,970
Securities sold under agreement to repurchase and federal funds purchased	$315,633	$177,732
Other borrowed funds	$25,000	$25,000
Trust preferred capital notes	66,634	66,378
Accrued interest payable	2,423	2,753
Other liabilities	10,051	1,427
Total liabilities	$2,657,589	$2,530,260
Stockholders’ Equity
Preferred stock, net of discount, $1.00 par value per share, 1,000,000 shares authorized, Series A; $1,000.00 stated value; 71,000 issued and outstanding	$67,670	$65,873
Common stock, $1.00 par value per share, 50,000,000 shares authorized, issued and outstanding 2012, 31,809,053 including 118,946 in unvested restricted stock issued; 2011, 29,552,737 including 38,748 in unvested restricted stock issued	31,690	29,514
Surplus	117,563	107,372
Warrants	8,520	8,520
Retained earnings	65,779	42,859
Accumulated other comprehensive income (loss), net	5,415	(765)
Total stockholders’ equity	$296,637	$253,373
Total liabilities and stockholders’ equity	$2,954,226	$2,783,633

Virginia Commerce Bancorp, Inc.
Consolidated Statements of Operations
(Dollars in thousands except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2012	2011
Interest and dividend income:
Interest and fees on loans	$30,621	$31,923
Interest and dividends on investment securities:
Taxable	2,644	2,861
Tax-exempt	588	592
Dividends on restricted stocks	101	96
Interest on federal funds sold	--	45
Interest on deposits in other banks	51	--
Total interest and dividend income	$34,005	$35,517
Interest expense:
Deposits	$4,942	$7,023
Securities sold under agreement to repurchase
and federal funds purchased	1,037	934
Other borrowed funds	269	266
Trust preferred capital notes	978	1,111
Total interest expense	$7,226	$9,334
Net interest income	$26,779	$26,183
Provision for loan losses	5,994	5,843
Net interest income after provision for loan losses	$20,785	$20,340
Non-interest income:
Service charges and other fees	$881	$792
Non-deposit investment services commissions	252	253
Fees and net gains on loans held-for-sale	1,001	521
Gain on sale of securities	2,592	503
Impairment loss on securities	--	(732)
Bank owned life insurance	55	62
Other	168	77
Total non-interest income	$4,949	$1,476
Non-interest expense:
Salaries and employee benefits	$7,785	$6,659
Occupancy expense	2,421	2,470
FDIC insurance	995	1,289
Loss on other real estate owned	826	156
Franchise tax expense	750	772
Data processing expense	653	655
Other operating expense	3,197	2,449
Total non-interest expense	$16,627	$14,450
Income before taxes	$9,107	$7,366
Provision for income taxes	2,965	2,400
Net income	$6,142	$4,966
Effective dividend on preferred stock	$1,363	$1,315
Net income available to common stockholders	$4,779	$3,651
Earnings per common share, basic	$0.15	$0.13
Earnings per common share, diluted	$0.14	$0.12

Virginia Commerce Bancorp, Inc.
Consolidated Average Balances,
Yields, and Rates
Three Months Ended March 31,
(Unaudited)

		2012			2011
(Dollars in thousands)	Average Balance	Interest Income-Expense	Average Yields /Rates	Average Balance	Interest Income-Expense	Average Yields /Rates
Assets
Securities (1)	$604,991	$3,232	2.31%	$406,103	$3,453	3.59%
Restricted stock	11,272	101	3.61%	11,752	96	3.31%
Loans, net of unearned income (2)	2,175,016	30,621	5.67%	2,203,117	31,923	5.89%
Interest-bearing deposits in other banks	76,384	51	0.27%	388	--	0.13%
Federal funds sold	--	--	--	67,622	45	0.27%
Total interest-earning assets	$2,867,663	$34,005	4.82%	$2,688,982	$35,517	5.39%
Other assets	69,052			84,679
Total Assets	$2,936,715			$2,773,661

Liabilities and Stockholders’ Equity
Interest-bearing deposits:
NOW accounts	$326,990	$298	0.37%	$321,564	$653	0.82%
Money market accounts	215,936	235	0.44%	177,183	469	1.07%
Savings accounts	628,298	772	0.49%	692,647	1,916	1.12%
Time deposits	760,745	3,637	1.92%	783,462	3,985	2.06%
Total interest-bearing deposits	$1,931,969	$4,942	1.03%	$1,974,856	$7,023	1.44%
Securities sold under agreement to repurchase and federal funds purchased	279,803	1,037	1.49%	166,272	934	2.28%
Other borrowed funds	25,000	269	4.25%	25,000	266	4.25%
Trust preferred capital notes	66,602	978	5.81%	66,346	1,111	6.70%
Total interest-bearing liabilities	$2,303,374	$7,226	1.26%	$2,232,474	$9,334	1.70%
Demand deposits and other liabilities	341,380			292,094
Total liabilities	$2,644,754			$2,524,568
Stockholders’ equity	291,961			249,093
Total liabilities and stockholders’ equity	$2,936,715			$2,773,661
Interest rate spread			3.56%			3.69%
Net interest income and margin		$26,779	3.81%		$26,183	3.99%

(1)	Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which are reflected as a component of stockholders’ equity. Average yields on securities are stated on a tax equivalent basis, using a 35% rate.
(2)	Loans placed on non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled $1.2 million and $687 thousand for the three months ended March 31, 2012 and 2011, respectively.

CONTACT:
Virginia Commerce Bancorp
Mark S. Merrill, 703-633-6120
Chief Financial Officer
mmerrill@vcbonline.com